EXHIBIT 99.1

ProPhase Labs Reports Financial Results

for the Year Ended December 31, 2016

DOYLESTOWN, Pennsylvania – February 27, 2017. ProPhase Labs, Inc. (NASDAQ: PRPH, www.ProPhaseLabs.com) today reported its net sales were $21.0 million for the year ended December 31, 2016 as compared to net sales of $20.6 million for the year ended December 31, 2015. The Company incurred a net loss for the year ended December 31, 2016, of $2.9 million, or $0.17 per share, compared to a net loss of $3.6 million, or $0.22 per share, for the year ended December 31, 2015.

The Company’s primary business is the manufacture, distribution, marketing and sale of OTC homeopathic and health care products, particularly cold remedy products, to consumers. As a consequence, a significant portion of our business is highly seasonal, which may cause significant variations in operating results from quarter to quarter. The category of cough and cold product sales, including our Cold-EEZE® sales, are highly correlated to the incidence of upper respiratory illness.

Results for the year ended December 31, 2016 as compared to the year ended December 31, 2015 principally reflect the net effect of (i) an increase in net sales of $410,000, (ii) a decrease of $3.0 million in operating costs due principally to a decrease in legal and professional costs relating to now resolved litigation matters and reductions in sales promotion and personnel costs, offset by (iii) a decrease in gross margins due to (a) initial distribution expenses and sales allowances attributed principally to the launch of the new Cold-EEZE® Gummies Multi-Symptom Relief for Cold and Flu in Fiscal 2016, (b) a reduction in the absorption of fixed production costs, (c) fluctuations in our product mix shipped from period to period, (d) inventory adjustments of $989,000 for Cold-EEZE® Division and TK Supplements® products, (e) an increase in certain commodity costs to convert in July 2016 to non-GMO ingredients for our lozenge products and (f) an increase in contract manufacturing net sales which carry lower gross margins, and (iv) an increase in interest expense of $195,000.

The increase in net sales of $410,000 as noted above reflect the net effect of (i) an increase in net contract manufacturing of $1.7 million, offset by the decrease in net sales of OTC health care and cold remedy products (principally in the period from January through March 2016 as compared to January through March 2015) due to the timing of customer purchases, product mix shipped from period to period and lower consumer demand as a consequence of several factors including the decreased incidence and severity of upper respiratory illnesses, principally from January through March 2016 as compared to the prior year January through March 2015. According to IMS Health (a healthcare industry information provider), key industry statistics reveal that the incidence of upper respiratory illness across the country declined approximately 11% for the period from January through March 2016 as compared to the prior year period from January through March 2015. The category of cough and cold product sales, including our Cold-EEZE® sales, is highly correlated to the incidence of upper respiratory illness.

Ted Karkus, the CEO of the Company, stated, “Our historical product development efforts have been largely focused on successfully leveraging the Cold-EEZE® brand. As the 2016-2017 cold season[1] has demonstrated, the Cold-EEZE® brand is well positioned for growth driven by a number of important factors including: (i) the introduction of a new Cold-EEZE® Gummies Multi-Symptom Relief for Cold and Flu (shipments began in July 2016), which has received strong and broad retail acceptance and distribution, (ii) a net improvement in the depth and breadth of retail distribution, including net additions of SKUs, new retailers and new channels of distribution, (iii) a significant packaging refresh improving consumer communication, (iv) improved shelf positioning at certain retail outlets, (v) critical merchandising programs with key retail accounts and (vi) the completion of the transition of Cold-EEZE® lozenges to non-GMO ingredients.”

1 Generally, a cold season is defined as the period of September to March when the incidence of the common cold rises as a consequence of the change in weather and other factors.

1

As previously announced, on January 6, 2017, we entered into an asset purchase agreement whereby, for a purchase price of $50 million (before taking into account taxes, transaction costs and related deal expenses, restructuring costs and post-closing escrow requirements) we agreed to sell substantially all of our assets and other rights related to the Cold-EEZEÒ brand and product line. The assets being sold are comprised principally of our intellectual property rights and other assets relating to Cold-EEZEÒ (collectively referred to as the “Cold-EEZEÒ Division”). We are retaining our Pharmaloz subsidiary, our manufacturing facility, and also entering into a manufacture and supply agreement and a transition services agreement with the purchaser. The closing of the proposed sale, which is currently expected to occur in late March or April of 2017, is subject to the approval of the stockholders of the Company and other customary closing conditions. In connection with the execution of the asset purchase agreement, our executive officers and directors executed voting agreements. The voting agreements provide, among other things, for our executive officers and directors to vote all of the shares owned by them in favor of the proposed sale. The shares subject to the voting agreements represent approximately 24.1% of the outstanding common stock of the Company.

Mr. Karkus added, “We are active in exploring new product technologies, applications, product line extensions and other new product opportunities and will also consider and pursue other alternatives and strategies, including, but not limited to, investments and acquisitions in other sectors and industries.”

About the Company

The Company is a diversified natural health medical science company. It is a leading marketer of the Cold-EEZE® cold remedy brand as well as other cold and flu relief products. Cold-EEZE® cold remedy zinc gluconate lozenges are clinically proven to significantly reduce the duration of the common cold. Cold-EEZE® cold remedy customers include leading national chain, regional, specialty and local retail stores. The Company has several wholly owned subsidiaries including a manufacturing unit, which consists of an FDA registered facility to manufacture Cold-EEZE® cold remedy lozenges and fulfill other contract manufacturing opportunities. For more information visit us at www.ProPhaseLabs.com.

Forward Looking Statements

Except for the historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the Company’s proposed sale of assets to Mylan, including the anticipated completion date of the proposed transaction, the Company’s intent and ability to solicit stockholder approval for the proposed asset sale; and the Company’s plan to continue to manufacture the Cold-EEZE® cold remedy brand, to contract manufacture other products for third parties and to focus on its other product lines. Management believes that these forward-looking statements are reasonable as and when made. However, such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from those projected in the forward-looking statements. These risks and uncertainties include, but are not limited to: the difficulty of predicting the acceptance and demand for our products, the impact of competitive products and pricing, costs involved in the manufacture and marketing of products, the timely development and launch of new products, and the risk factors listed from time to time in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any subsequent SEC filings.

Investor Contact

Ted Karkus, Chairman and CEO

ProPhase Labs, Inc.

(215) 345-0919 x 0

2

PROPHASE LABS, INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Year Ended December 31,
	2016	2015

Net sales	$21,014	$20,604
Cost of sales	10,948	8,426

Gross profit	10,066	12,178

Operating expenses:
Sales and marketing	7,084	7,698
Administration	5,063	6,986
	12,722	15,762

Loss from operations	(2,656)	(3,584)

Interest income, net	(212)	(16)

Loss before income tax	(2,868)	(3,600)

Income tax	-	-

Net loss	$(2,868)	$(3,600)

Basic and diluted loss per share:
Net loss	$(0.17)	$(0.22)

Weighted average common shares outstanding:
Basic and diluted	17,081	16,398

3

PROPHASE LABS, INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(in thousands)

	December 31, 2016	December 31, 2015

Cash and cash equivalents	$441	$1,664
Accounts receivable	$5,770	$4,000
Inventory	$2,736	$4,331
Total current assets	$9,627	$11,879
Total assets	$12,802	$14,829

Total current liabilities	$6,840	$4,534
Other long term obligations	$-	$1,466
Total stockholders' equity	$5,962	$8,829

4